Exhibit 99.1

Worthington Industries Announces Tender Offer For Outstanding 6.70% Notes Due December 1, 2009

COLUMBUS, Ohio--(BUSINESS WIRE)--June 1, 2009--Worthington Industries, Inc. (NYSE: WOR) today announced that it has commenced a cash tender offer (“Tender Offer”) for any and all of the $138.0 million outstanding principal amount of its 6.70% Notes due December 1, 2009 (“Notes”). The consideration payable for the Notes will be $1,025 per $1,000 principal amount of Notes, plus accrued and unpaid interest to, but not including, the payment date for the Notes purchased in the Tender Offer, which will be the fourth business day following the Expiration Time (as defined below). Additional terms and conditions of the Tender Offer are set forth in the Offer to Purchase dated June 1, 2009 (“Offer to Purchase”) and the related Letter of Transmittal (“Letter of Transmittal”).

The Tender Offer will expire at 5:00 p.m. EDT, on Monday, June 8, 2009, unless extended or earlier terminated by the Company (“Expiration Time”). Under certain circumstances described in the Offer to Purchase, the Company may terminate the Tender Offer before the Expiration Time. Any tendered Notes may be withdrawn prior to, but not after, the Expiration Time and withdrawn Notes may be re-tendered by a holder at any time prior to the Expiration Time. Any Notes purchased pursuant to the Tender Offer are expected to be retired and canceled. The Tender Offer will be funded by a combination of cash on hand and borrowings under existing credit facilities.

The complete terms and conditions of the Tender Offer are set forth in the Offer to Purchase and Letter of Transmittal that are being sent to holders of the Notes. Holders are urged to read the Tender Offer documents carefully before making any decision with respect to the Tender Offer. Copies of the Offer to Purchase and Letter of Transmittal may be obtained from D.F. King & Co., Inc., the Information Agent for the Tender Offer, at (800) 290-6426 (toll-free) or (212) 269-5550 (collect). Questions regarding the Tender Offer may be directed to Wachovia Securities, the Dealer Manager for the Tender Offer, at (866) 309-6316 (toll-free) or (704) 715-8341 (collect). This news release is neither an offer to purchase nor a solicitation to buy any of these Notes nor is it a solicitation for acceptance of the Tender Offer. The Company is making the Tender Offer only by, and pursuant to the terms of, the Offer to Purchase and the related Letter of Transmittal. The Tender Offer is not being made in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. None of the Company, the Dealer Manager or the Information Agent makes any recommendation in connection with the Tender Offer.

Worthington Industries is a leading diversified metal processing company with annual sales of approximately $3 billion. The Columbus, Ohio, based company is North America’s premier value-added steel processor and a leader in manufactured metal products such as metal framing, metal ceiling grid systems, pressure cylinders, automotive past model service stampings and laser welded blanks. The company employs approximately 7,000 people and operates 60 facilities in 10 countries.

Founded in 1955, the company operates under a long-standing corporate philosophy rooted in the golden rule, with earning money for its shareholders as the first corporate goal. This philosophy, an unwavering commitment to the customer, and one of the strongest employee/employer partnerships in American industry serve as the company’s foundation.

Safe Harbor Statement

The company wishes to take advantage of the Safe Harbor provisions included in the Private Securities Litigation Reform Act of 1995 ("the Act"). Statements by the company which are not historical information constitute "forward looking statements" within the meaning of the Act. All forward-looking statements are subject to risks and uncertainties which could cause actual results to differ from those projected. Factors that could cause actual results to differ materially include risks described from time to time in the company's filings with the Securities and Exchange Commission.

CONTACT:
Worthington Industries, Inc.
Cathy M. Lyttle, 614-438-3077
VP, Corporate Communications and Investor Relations
cmlyttle@WorthingtonIndustries.com
or
Sonya L. Higginbotham, 614-438-7391
Director, Corporate Communications
slhiggin@WorthingtonIndustries.com